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                                  EXHIBIT 12(A)

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.

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
                                                          13 WEEKS
                                                            ENDED
                                                          10/2/2004                                   YEAR ENDED
(IN THOUSANDS, EXCEPT RATIOS)                            (UNAUDITED)     2004         2003         2002        2001
-----------------------------                            ----------    ---------    --------     --------    ---------
Fixed Charges
   Interest and amortization of debt issuance costs
   on all indebtedness                                     $ 13,038    $  40,192    $ 41,008     $ 43,357    $  39,043
   Add interest element implicit in rentals                     894        3,557       3,807        3,040        3,724
                                                           --------    ---------    --------     --------    ---------
     Total fixed charges                                   $ 13,932    $  43,749    $ 44,815     $ 46,397    $  42,767

(Loss) Income
   (Loss) Income before income taxes                       $ (3,280)   $(100,387)   $ 10,916     $ 44,541    $  73,846
   Add fixed charges                                         13,932       43,749      44,815       46,397       42,767
                                                           --------    ---------    --------     --------    ---------
   (Loss) Income before fixed charges and income taxes     $ 10,652    $ (56,638)   $ 55,731     $ 90,938    $ 116,613
                                                           ========    =========    ========     ========    =========

Ratio of earnings to fixed charges                             0.76        (1.29)       1.24         1.96         2.73
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